Exhibit 21.1

Subsidiaries of the Registrant

Harvard Apparatus Regenerative Technology Limited	(China)
Harvard Apparatus Regenerative Technology GmbH	(Germany)
Harvard Apparatus Regenerative Technology Limited	(Hong Kong)